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                                                                   Exhibit 99.1




FOR IMMEDIATE RELEASE                                          SYMBOL:   LANC
Thursday, August 19, 2004                                      TRADED: Nasdaq


         LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS

         COLUMBUS, Ohio, Aug. 19 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported that net income for the fiscal year ended June 30, 2004, totaled $80,002,000, compared to $112,546,000 earned in the preceding fiscal year. Diluted earnings per share were $2.24 compared to $3.11 a year ago. Net sales for the most recent fiscal year were $1,097 million compared to $1,107 million last year.
         The most recent year's results included pretax income of $2.0 million (three cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In the preceding year, the pretax CDSOA distribution was $39.2 million (67 cents per share after taxes). Also received in the current year's second quarter was a pretax bad-debt recovery of $1.2 million (two cents per share after taxes). Pretax income related to the liquidation of LIFO inventories carried at substantially lower prior years' costs totaled $4.2 million (seven cents per share after taxes) compared to $7.0 million (12 cents per share after taxes) in the previous year. The prior year's results also included a pretax provision of $4.9 million (eight cents per share after taxes) for the restructuring of the company's consumer glassware business.
         Fourth quarter net income of $17,607,000 or 49 cents per basic and diluted share compares with net income of $21,964,000 or 61 cents per basic and diluted share for the corresponding quarter a year ago. Fourth quarter net sales increased two percent to $270 million versus net sales of $264 million in the fourth quarter last year.
         Net income for the latest quarter included pretax LIFO-related income of $0.8 million (one cent per share after taxes). In the fourth quarter last year, net income included a similar LIFO pretax benefit of $1.9 million (three cents per share after taxes). Also included in the fourth quarter and 2004 fiscal year results were pretax asset impairment and related plant closing costs totaling $1.1 million (two cents per share after taxes) associated with the consolidation of two floor mat manufacturing operations.
         Chairman and CEO John B. Gerlach, Jr. said, "We were pleased with our continued strong financial position despite the year's disappointing non-food operating results. Our non-food operations clearly need to demonstrate progress toward improved profitability in fiscal 2005. Our Specialty Foods sales growth was achieved in the face of a more challenging market environment. We continue to strive to reduce our sourcing and production costs whenever possible in light of higher raw material costs and markets that do not allow for much pricing flexibility."
         Specialty Foods sales increased four percent in the fourth quarter to $164 million with foodservice volumes running ahead of the comparable quarter a year earlier. Operating income was


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PAGE 2 / LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS

down 13 percent to $27.9 million. Mr. Gerlach said, "Contributing to the segment's higher sales were frozen garlic breads, foodservice products and the incremental sales added by our December 2003 acquisition of Warren Frozen Foods. Retail volumes were affected by competitive conditions and the consumer focus on reducing carbohydrate consumption. Offsetting our overall sales growth were higher soybean oil and dairy-related costs as well as a less favorable sales mix. We estimate that commodity costs hurt our comparisons by as much as $4 million in the quarter and $11 million for the year."
         Automotive sales declined five percent to $59 million in the fourth quarter. Operating income for the quarter declined to $2.5 million from $4.0 million a year ago and reflects the $1.1 million plant closing charge. Mr. Gerlach stated, "Fourth quarter and fiscal year sales were affected by the loss of an OEM aluminum accessories program that was not fully offset by other gains. Raw materials costs remained above year-ago levels, and lower production has adversely affected overhead absorption."
         Glassware and Candles sales increased six percent for the fourth quarter to $47 million. Operating results for the quarter declined to a $1.7 million loss compared to income of $0.2 million a year ago, reflecting the varying amounts of LIFO-related income. Mr. Gerlach said, "For the second straight quarter, a modest increase in candle sales was particularly encouraging given the lackluster market and the prior year's benefit from a broad new candle line. Lower production levels, including downtime associated with extending the life of a glass-melting tank, and competitive pricing actions led to compressed margins. Glass manufacturing remained inefficient, leading us to restructure certain processes in July to reduce complexity and increase productivity. Moving forward, our ability to improve operational performance will influence our assessment of the need for further action."
         Mr. Gerlach concluded, "Raw material costs are likely to have a continuing effect through the first half of fiscal 2005. We also see challenges associated with highly competitive OEM market conditions, uneven glassware productivity and the current popularity of lower carbohydrate diets. A number of factors leave us guardedly optimistic about fiscal 2005, including new customer-specific non-food programs, several new food products and the benefit of cost-saving programs implemented in several operations. For fiscal 2005, capital expenditures will probably increase over fiscal 2004 due to the projected start of a large capacity enhancement project for dressings and sauces. Our strong balance sheet and solid cash flows should be more than adequate to fund our capital projects, acquisition opportunities, cash dividends and share repurchases."
            The company's fourth quarter conference call is scheduled for this morning, August 19, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

         This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events that could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

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PAGE 3 / LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS

                          LANCASTER COLONY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per-share amounts)

                                                         Three Months Ended                 Fiscal Year Ended
                                                              June 30,                           June 30,
                                                      2004               2003             2004             2003
                                                   ----------------------------------------------------------------
Net sales                                          $  269,642        $  263,775        $1,096,953        $1,106,800
Cost of sales                                         216,618           205,406           873,267           862,940
                                                   ----------        ----------        ----------        ----------
Gross margin                                           53,024            58,369           223,686           243,860
Selling, general & administrative expenses             24,412            23,281            97,885            99,032
Restructuring and impairment charge                     1,058                24             1,058             4,885
                                                   ----------        ----------        ----------        ----------
Operating income                                       27,554            35,064           124,743           139,943
Interest income and other - net                           438               451             3,721            40,858
                                                   ----------        ----------        ----------        ----------
Income before income taxes                             27,992            35,515           128,464           180,801
Taxes based on income                                  10,385            13,551            48,462            68,255
                                                   ----------        ----------        ----------        ----------
Net income                                         $   17,607        $   21,964        $   80,002        $  112,546
                                                   ==========        ==========        ==========        ==========
Net income per common share:(a)
    Basic                                          $      .49        $      .61        $     2.24        $     3.11
    Diluted                                        $      .49        $      .61        $     2.24        $     3.11

Cash dividends per common share                    $      .23        $      .20        $      .89        $      .78

Weighted average common shares outstanding:
    Basic                                              35,613            35,808            35,708            36,184
    Diluted                                            35,671            35,873            35,778            36,243


(a) Based on the weighted average number of shares outstanding during each period.


                          LANCASTER COLONY CORPORATION
                          BUSINESS SEGMENT INFORMATION
                                 (In thousands)

                                        Three Months Ended                    Fiscal Year Ended
                                              June 30,                             June 30,
                                      2004                2003              2004                2003
                                 -----------------------------------------------------------------------
NET SALES
    Specialty Foods              $   163,773         $   157,086         $   639,226         $   609,994
    Glassware and Candles             46,632              44,200             231,125             251,437
    Automotive                        59,237              62,489             226,602             245,369
                                 -----------         -----------         -----------         -----------
                                 $   269,642         $   263,775         $ 1,096,953         $ 1,106,800
                                 ===========         ===========         ===========         ===========
OPERATING INCOME
    Specialty Foods              $    27,897         $    32,154         $   109,391         $   116,068
    Glassware and Candles             (1,719)                180               9,298              12,432
    Automotive                         2,500               3,970              11,980              17,351
    Corporate expenses                (1,124)             (1,240)             (5,926)             (5,908)
                                 -----------         -----------         -----------         -----------
                                 $    27,554         $    35,064         $   124,743         $   139,943
                                 ===========         ===========         ===========         ===========


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PAGE 4 / LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS


                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                         June 30,
                                                                 2004                2003
                                                               ----------------------------
ASSETS
Current assets:
   Cash and equivalents                                        $178,503            $142,847
   Receivables - net of allowance for doubtful
      accounts                                                   94,623              88,583
   Total inventories                                            155,076             159,412
   Deferred income taxes and other current assets                22,803              23,543
                                                               --------            --------
      Total current assets                                      451,005             414,385
Net property, plant and equipment                               159,494             161,111
Other assets                                                    102,388              92,220
                                                               --------            --------
         Total assets                                          $712,887            $667,716
                                                               ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            $ 47,383            $ 41,983
   Accrued liabilities                                           45,348              42,940
                                                               --------            --------
      Total current liabilities                                  92,731              84,923
Other noncurrent liabilities and deferred taxes                  33,371              35,128
Shareholders' equity                                            586,785             547,665
                                                               --------            --------
         Total liabilities and shareholders' equity            $712,887            $667,716
                                                               ========            ========


                                     # # # #



FOR FURTHER INFORMATION:     John B. Gerlach, Jr., Chairman and CEO, or
                             John L. Boylan, Vice President, Treasurer and CFO
                             Lancaster Colony Corporation
                             Phone: 614/224-7141
                             --or--
                             Investor Relations Consultants, Inc.
                             Phone: 727/781-5577 or E-mail:lanc@mindspring.com